Exhibit 5.1

September 22, 2010

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

Ladies and Gentlemen:

I am Vice President and Associate General Counsel of Lincoln National Corporation, an Indiana corporation (the “Company”). I refer to the Underwriting Agreement, dated September 16, 2010 (the “Underwriting Agreement”), between the Company, the United States Department of the Treasury (the “Selling Security Holder”) and Deutsche Bank Securities Inc. as representative of the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), which provides for the offer and sale by the Selling Security Holder of 13,049,451 warrants (the “Warrants”), representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Company’s common stock, no par value per share. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection therewith, I have examined (a) the Registration Statement on Form S-3 (File No. 333-157822) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “Registration Statement”), (b) the Prospectus dated March 10, 2009 and the Final Prospectus Supplement dated September 16, 2010 (as so supplemented, the “Prospectus”), filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, relating to the offer and sale by the Selling Security Holder of the Warrants, (c) the Underwriting Agreement, (d) Restated Articles of Incorporation of the Company and Amended and Restated Bylaws of the Company, each as amended as of the date hereof, (e) the Warrants in global form, and (f) the Warrant Agreement dated as of September 16, 2010, between the Company and Mellon Investor Services LLC.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and others as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering this opinion, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies

Lincoln National Corporation

September 22, 2010

and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company and its subsidiaries, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.

Based upon and subject to the foregoing, I am of the opinion that the Warrant Shares, when duly issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Indiana, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

This opinion is given as of the date hereof. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

I hereby consent to the filing of this opinion with the Commission and the use of my name in the section entitled “Legal Matters” in the Prospectus. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/ Stephen E. Rahn

Stephen E. Rahn
Vice President and Associate General Counsel